As filed with the Securities and Exchange Commission on April 6, 2007.
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GREATER COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

New Jersey
(State or other jurisdiction of incorporation or organization)

22-2545165
(I.R.S. Employer Identification No.)

55 Union Boulevard
Totowa, New Jersey  07512
(973) 942-1111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephen J. Mauger Senior Vice President, Treasurer, and Chief Financial Officer Greater Community Bancorp 55 Union Boulevard Totowa, New Jersey 07512 (973) 942-1111 Ext. 1004	With a copy to: Hoyt R. Stastney, Esq. Quarles & Brady LLP 411 East Wisconsin Avenue Suite 2040 Milwaukee, Wisconsin 53202-4497 (414) 277-5143

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [x]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Calculation of Registration Fee

Title of		Proposed	Proposed
each class	Amount	maximum	maximum
of securities	to be	offering	aggregate	Amount of
to be	registered	price per	offering	registration
registered	(1) (2)	unit (3)	price (3)	fee (3)

Common Stock,	600,000	$17.10	$10,260,000	$315.00
$0.50 par	shares
value per
share

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of the Registrant’s common stock as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2)
Does not include 300,000 shares (prior to adjustments for stock splits, stock dividends and similar transactions) of the Registrant’s common stock previously registered under the Registrant’s Registration Statement on Form S-3 (Registration No. 333-14491), as amended (the “Initial Registration Statement”).  A registration fee of $1,798.20 was previously paid with respect to the shares covered by the Initial Registration Statement.  See Explanatory Note below.

(3)
In accordance with Rule 457(c) under the Securities Act, calculated on the basis of the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Global Market System on April 4, 2007.

EXPLANATORY NOTE

This Registration Statement relates to the registration of an additional 600,000 shares of the Registrant’s Common Stock, par value $.50 per share, to be offered under the Registrant’s Dividend Reinvestment Plan and Stock Purchase Plan (the “Plan”), with respect to which a Registration Statement on Form S-3, as amended (Registration No. 333-14491) (the “Initial Registration Statement”), covering an aggregate of 323,067 shares is currently effective.  Pursuant to Rule 416 under the Securities Act, the number of shares of the Registrant’s common stock deemed registered under the Initial Registration Statement reflects adjustments for increases as a result of stock splits and stock dividends.  Pursuant to Rule 429 under the Securities Act, the prospectus contained in this Registration Statement shall constitute a combined prospectus and shall also relate to the Initial Registration Statement.

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PART I - PROSPECTUS

GREATER COMMUNITY BANCORP
55 Union Boulevard
Totowa, New Jersey 07512
Telephone 973-942-1111

DIVIDEND REINVESTMENT PLAN AND
STOCK PURCHASE PLAN

The Dividend Reinvestment Plan and Stock Purchase Plan, or the “Plan," of Greater Community Bancorp,  or "Bancorp", described in this prospectus provides holders of Bancorp's Common Stock, par value $0.50 per share, with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of common stock.  The Agent that administers the Plan buys shares either in the open market or directly from Bancorp.  The Agent buys shares when Bancorp pays cash dividends at the prevailing market price or a formula price reflecting recent market prices.  If the Agent purchases shares directly from Bancorp, the price is the average of the closing bid and asked prices for the five business days before the shares are purchased, but no brokerage commission or retail markup will be charged.

Our common stock is listed on the Nasdaq Global Market under the trading symbol “GFLS”.  On April 5, 2007, the last reported sale price of our common stock as reported on Nasdaq was $17.26.

The Plan does not represent a change in Bancorp's dividend policy or a guarantee of future dividends.  Dividends will continue to depend on earnings, financial requirements, governmental regulations and other factors considered by Bancorp's Board of Directors.

A total of 900,000 shares of common stock (prior to adjustments for stock splits, stock dividends and similar transactions) have been registered for sale under the Plan.

This prospectus contains important details concerning the Plan.  You should retain a copy of the prospectus for future reference.

See "Risk Factors" for information that should be considered by prospective investors.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE DEPOSIT INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is April 6, 2007.

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GREATER COMMUNITY BANCORP

Greater Community Bancorp is a New Jersey business corporation headquartered in Totowa, New Jersey.  It is registered with the Federal Reserve Board as a bank holding company and is designated by the Federal Reserve Board as a financial holding company.  Its primary business is banking, which it conducts in northern New Jersey through its wholly-owned New Jersey chartered bank subsidiary, Greater Community Bank, or the “Bank.”  The Bank offers commercial and retail banking products and services, and securities brokerage services are offered through a third party provider.  Highland Capital Corp., a wholly-owned subsidiary of the Bank, is engaged in the business of leasing equipment to small and mid-sized businesses on a national basis.

Greater Community Title LLC, wholly-owned by Bancorp, provides title insurance and settlement services and, through Greater Community 1031 Exchange Services LLC, its subsidiary limited liability company, provides 1031 account exchange services.  Greater Community Tax Services LLC, wholly-owned by Bancorp, provides personal income tax preparation services.  Greater Community Insurance Services, LLC is 50% owned by Bancorp (with 50% owned by a nonaffiliated limited liability company), and provides traditional insurance products.

Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Bancorp since the date hereof.  No person has been authorized by Bancorp to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Bancorp.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which it would be unlawful to make such offer or solicitation.

RISK FACTORS

The Plan is solely intended to provide a useful service to current holders of our common stock.  We are not recommending that you buy or sell shares of our common stock.  You should participate in the Plan only after you have independently researched your investment decision, and have considered, among others, the following investment considerations:

Common Stock
The common stock of Bancorp is subject to fluctuations in value due to, among other things: variations in Bancorp’s anticipated or actual results of operation or the results of its competitors; changes in investors’ or analysts’ perceptions of the risks and condition of Bancorp’s business; the size of the public float of the common stock; regulatory developments; announcements of acquisitions, new businesses or locations by Bancorp or its competitors; market conditions and general economic conditions.

Although Bancorp owns a bank subsidiary, Bancorp is not itself a bank.  The common stock is not a bank deposit and is not guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other agency.

Absence of Active Trading Market for Common Stock
Historically, the common stock has not been actively traded.  The reasons for the lack of active trading include the facts that the common stock is not widely held and the directors and executive officers of Bancorp and its subsidiaries own a large percentage of the outstanding shares.  Accordingly, no assurances can be given that a holder will be able to sell the common stock when desired or that he will not incur a significant markdown in connection with such a sale.

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Future Sales of Common Stock
In the future, Bancorp may issue additional securities to raise additional capital.  Any such issuance would dilute the percentage of ownership interest of existing shareholders and may dilute the per share book value of the common stock.  In addition, stock option holders may exercise their options at a time when Bancorp could otherwise be able to obtain additional equity capital on more favorable terms.  The sale or availability for sale of a substantial number of shares of common stock in the public market could adversely affect the price of the common stock and could impair Bancorp’s ability to raise additional capital through the sale of equity securities.

Intense Competition in Bancorp’s Market Area
Bancorp's bank and nonbank subsidiaries operate primarily in Passaic, Bergen and Morris Counties, New Jersey.  Intense competition exists in all aspects of the financial services industry in this market area, including competition from a number of major banking and financial institutions and securities brokers which have substantially greater resources, name recognition and market presence than Bancorp or its subsidiaries.  These institutions may have other competitive advantages in particular markets or may be willing to accept lower profit margins on certain products.  Differences in resources, regulation, competitive advantages, and business strategy may decrease Bancorp’s net interest margin, increase operating costs, and make it more difficult to compete profitably.

Changes in Local Economic Conditions
Bancorp’s commercial and commercial real estate lending operations are concentrated in counties of northern New Jersey and success of these operations depends in part upon economic conditions in these markets.  Adverse changes in economic conditions in these markets could impact growth in loans, impair the ability to collect on loans, increase problem loans and charge-offs, and otherwise negatively affect Bancorp’s performance and financial condition.

Changes in Interest Rates and Related Factors
Bancorp’s net income depends to a great extent upon the level of its net interest income.  Net interest income is the difference between the interest income earned on loans and leases, investments, and other interest-earning assets, and the interest expense paid on interest-bearing deposits and borrowings.  Changes in interest rates can increase or decrease net interest income.  Net interest income is affected because different types of assets and liabilities may react differently, and at different times, to market interest changes based on the repricing terms and maturity characteristics of the assets and liabilities.

Changes in market interest rates are affected by many factors beyond Bancorp’s control, including inflation, unemployment, money supply, international events, and events in the world financial markets.  Bancorp attempts to manage interest rate risk by adjusting the rates, repricing, maturity, and balances and mix of interest-earning assets and interest-bearing liabilities, but interest rate risk management techniques are not exact.  As a result, a rapid or sustained increase or decrease in interest rates could have an adverse effect on Bancorp’s net interest income and results of operation.  Results of Bancorp’s interest rate sensitivity simulation model, used to assist in the management of interest rate risk, depend upon a number of assumptions which may not prove to be accurate.  There can be no assurance that Bancorp will be able to successfully manage its interest rate risk.

Maintenance of an Adequate Allowance for Loan and Lease Losses
Bancorp maintains an allowance for loan and lease losses in an amount it believes is adequate to provide for probable losses in the loan and lease portfolio.  Bancorp strives to carefully monitor credit quality and to identify loans and leases that may become nonperforming and result in losses.  Bancorp cannot be sure that it will be able to identify deteriorating credits before they become nonperforming, or that it will be able to limit losses on those loans and leases that are identified.  As a result, future additions to the allowance may be necessary, through provisions of expense charged to the consolidated income statement.  Future additions may also be required based on changes in the loans and leases comprising the portfolio and changes in the financial condition of borrowers, such as may result from changes in economic conditions, or as a result of incorrect assumptions by management in determining the allowance.  Additionally, banking regulators periodically review the allowance and may require Bancorp to

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increase the allowance or to recognize further loan or lease charge-offs based upon their judgments, which may be different from Bancorp’s.  An increase in the allowance for loan and lease losses could have a negative effect on Bancorp’s results of operation and financial condition.

Income Taxes
Bancorp is subject to federal income taxes and state income taxes in many state tax jurisdictions.  There is significant judgment required by Bancorp in evaluating its tax positions and determining its provision for income taxes.  During the ordinary course of business, there are tax planning strategies, transactions and calculations for which the ultimate tax determination may be uncertain.  Bancorp may establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due.  Bancorp adjusts these reserves in light of changing facts and circumstances, such as the refinement of an estimate or the closing of a tax audit.  No assurance can be given that the final tax outcome of such matters will not be different from that which is reflected in Bancorp’s income tax provisions and accruals.  To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.  The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate.

Regulatory Burden
The banking industry is heavily regulated.  Banking regulations are primarily intended to protect depositors, not shareholders.  The Bank is subject to regulation and supervision of the FDIC and the State of New Jersey Department of Banking and Insurance (“Department”).  Bancorp is subject to regulation and supervision by the Board of Governors of the Federal Reserve System and the Department.  The burden imposed by federal and state regulators puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies, and leasing companies.  Changes in the laws, regulations, and regulatory guidelines and practices affecting the banking industry may increase Bancorp’s cost of doing business and create competitive advantages for others.  Regulations affecting banks and financial service companies undergo continuous change.  Bancorp cannot predict the ultimate effect of these changes, which could have an adverse effect on profitability or financial condition.

Ability to Pay Dividends
Bancorp’s ability to pay dividends to shareholders largely depends on its receipt of dividends from the Bank.  Bancorp also relies on the dividends from the Bank to make required payments on its subordinated debentures.  The amount of dividends that the Bank may pay to Bancorp is limited by laws and regulations.  Bancorp also may decide to limit the payment of dividends even when it has the legal ability to pay them in order to retain earnings for use in its business.

USE OF PROCEEDS

Bancorp has no basis for estimating precisely either the number of shares of common stock that ultimately will be originally issued by Bancorp or the prices at which such shares will be sold.  Bancorp intends to use the net proceeds from the sale of such shares, when and as received, for working capital and other general corporate purposes, including investments in, or extensions of credit to, Bancorp's subsidiaries and stock repurchases in the open market.  Bancorp is unable to estimate the amount of the proceeds that will be devoted to any specific purpose.  To the extent that shares are purchased in market transactions instead of original issue of treasury shares from Bancorp, we will not receive any proceeds from such purchases.

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DESCRIPTION OF THE PLAN

The Plan:

Automatic dividend reinvestment --- Through the Plan, Bancorp shareholders may elect to have either all or 1/2 of the cash dividends paid on their shares of common stock (including dividends paid on any shares accumulated under the Plan) invested automatically in additional shares of common stock.  Investments in common stock under the Plan are made by Registrar & Transfer Company, or the “Agent,” of Cranford, New Jersey, which administers the Plan as agent for the Plan's participants.

Split share feature --- Plan participants may elect to have only 1/2 of their cash dividends invested automatically in additional shares of common stock and to have the other 1/2 of the cash dividends paid in cash.  New Plan participants must indicate whether they elect to have all or only 1/2 of their cash dividends invested automatically in additional shares on the authorization card which they use to enroll in the Plan.  Thereafter, Plan participants may change this election from time to time by sending another authorization card to the Agent.

Cash contributions --- Plan participants may also invest from $25 to $3,000 per quarterly dividend period in cash to purchase additional shares of common stock.  One dividend reinvestment must be made by a Plan participant before that participant can make voluntary cash contributions.  Thereafter, Plan participants may continue to make voluntary contributions as long as they continue to have cash dividends reinvested through the Plan.  Plan Participants are not obligated to make any voluntary additional purchases.  Even if you do participate in this part of the Plan, you don't have to invest each quarter, and there is no set amount you have to invest each period.  Cash contributions may be made by using the cash payment stub that will be attached to your account statement.  Cash contributions must be received by the Agent not more than 30 days before a dividend payment date and not later than 5 days before a dividend payment date.  The Agent will hold your cash contribution and then combine it with funds received from that dividend for the purchase of additional shares of common stock.  Interest will not be paid on cash contributions held by the Agent.  Dividend payment dates for common stock during the last several years have been the last day of January, April, July and October.  Cash contributions that the Agent receives more than 30 days before a dividend payment date will be returned.  A refund of a cash contribution can be obtained by a written request to the Agent.  Any such request must be received by the Agent at least two days before the cash dividend payment date.

Purchases of Shares:

The Agent may purchase shares of common stock for the Plan participants either from previously issued shares of Bancorp or from shares newly-issued by Bancorp, subject to such terms of price, delivery, etc., as to which the Agent may agree.  Neither Bancorp nor any Plan participant will have the authority or power to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases of previously-issued shares are to be made.  Neither the Agent nor Bancorp will have any liability as to any inability to purchase shares of common stock or as to the timing of any purchases.

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Custodial Account:  A participant may increase the number of shares held in his/her account by depositing certificates representing shares of common stock with the Agent.  Such certificates must be presented in transferable form and must be accompanied by a written request that the shares be added to the participant's account.

Any stock dividend or stock split applicable to shares of common stock held by a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account.  If Bancorp makes available to stockholders the rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for such rights directly from the Agent.

Costs:  The cost to a Plan participant for shares of common stock purchased under the Plan is limited to the price of the shares of common stock purchased for that participant.  This price is the average price paid by the Agent, acting as agent for the Plan participants, for all shares purchased under the Plan in connection with a given cash dividend, including shares purchased with any voluntary cash payments.  If the Agent purchases shares in the open market, any brokerage commissions, retail markups, transfer taxes and/or fees will be included in the price.  The anticipated cost of such brokerage commissions, retail markups, transfer taxes and/or fees is expected to be approximately 25 cents for each share purchased on the open market.  If the Agent purchases newly-issued shares from Bancorp, the price will be the average of the closing bid and asked prices for the five business days preceding the date the shares are purchased, but no brokerage commission or retail markup will be charged.  Bancorp will pay all of the Agent's service charges relating to the Plan's administration.

Account Statements:  The Agent will send a statement to each Plan participant each time that participant's cash dividends and any cash contributions are invested as soon as practicable after the investment date, describing the participant's cash dividends received for investment under the Plan and any voluntary cash contributions received, the number of shares of common stock purchased on the participant's behalf, the price per share, the date of purchase, and the total shares accumulated for the participant's account under the Plan.

Obtaining Share Certificates:  A Plan participant may obtain, without charge, a certificate or certificates for all or part of the full shares of common stock credited to the participant's account by making a request in writing to the Agent.

Termination At Any Time:  Participation in the Plan is entirely voluntary.  A Plan participant may terminate at any time by written instructions to the Agent.  To be effective on a dividend payment date, the notice to terminate must be received by the Agent at least five business days before the record date for that dividend.  Bancorp may amend, modify, suspend or terminate the Plan at any time on notice to the Plan participants.  Also, Bancorp or the Agent may, in its sole discretion, terminate a Plan participant's participation in the Plan at any time by notice to the participant.

Upon termination of the Plan, a participant will receive certificates for the whole shares of common stock credited to the participant's account unless the participant has requested that all or any part of such shares be sold and the proceeds of the sale be delivered in cash.  Such sale may, but need not, be made by purchase of the shares for the account of other participants, and any such transaction will be deemed to have been made at the then current market price (as determined by the Agent in its discretion) less any brokerage commissions and any other costs of sale.  Fractional shares credited to a terminating account will be paid for in cash at the then current market price.

Voting:  A Plan participant will have the sole right to vote full common shares purchased for such participant which are held by the Agent under the Plan on the record date for a vote.

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Stock Dividends, Split Shares, Etc.: Any stock dividends or split shares of common stock distributed on shares held by the Agent for a participant will be credited to the  participant's account.  Any stock dividends or split shares distributed on common shares held in a participant's name will be sent directly to the participant.  If Bancorp makes available to shareholders rights to subscribe for additional shares or other securities, the full shares of common stock held for a participant under the Plan will be added to any other shares of common stock held by the participant in calculating the number of rights to be issued to such participant.

Limitation on Agent's Liability:  The Agent will not be liable under the Plan (unless it is grossly negligent) for any act done in good faith or for any good faith omission to act including, without limitation, any claim for liability with respect to the prices at which shares are purchased or sold for participants' accounts and the time such purchases or sales are made.

Income Tax Information:  Even though all (or, if you so elect, 1/2) of a Plan participant's cash dividends will be reinvested, the full amount of dividends declared is normally the amount includible in the participant's gross income for income tax purposes as if the dividends were all paid in cash.  It is possible that the amount of your gross income for income tax purposes will also include any excess of the fair market value of the shares that the Agent purchases for your account on the date of purchase over the price the Agent pays for the shares.  This might occur, for example, if the price of the common stock as traded on the open market exceeds the formula price at which Bancorp sells newly-issued shares to the Agent under the Plan.  The information returns sent to each Plan participant and the Internal Revenue Service after the end of each tax year will show the taxable amount of the participant's dividend and any such other income.

A Plan participant will recognize gain or loss (which for most participants will be a capital gain or loss) for income tax purposes when the shares are sold or exchanged, either by the Agent at the participant's request when the participant terminates his or her participation in the Plan or by the participant after withdrawing the shares from the Plan. A Plan participant's basis for determining gain or loss will be the amount of the cash dividends reinvested, or the amount he or she paid in the case of voluntary purchases, plus any other income reported to the participant as described above.  A participant will also recognize a gain or loss when he or she receives a cash payment for a fractional share credited to his or her account upon a termination of participation in the Plan or upon a termination of the Plan.  For income tax purposes, a participant's holding period begins on the date the Agent credits his or her account with shares purchased under the Plan.

You are urged to consult with your own tax advisor for more specific tax information, especially for rules relating to tax basis in cases such as a gift of shares held under the Plan or a participant's death and with respect to any tax law changes.

Who Can Participate in the Plan:  Only shareholders of record are entitled to participate in the Plan.  Shareholders whose shares are registered in names other than their own (for example, in the name of a "nominee" such as a broker, trustee or bank nominee) must arrange for a transfer of shares directly into their own names in order to participate in the Plan.  The holder of the shares must complete, sign and return an authorization card.  Communications from the Agent, including account statements, will be sent only to record owners, and only a record owner can communicate instructions and forward cash payments to the Agent.

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Enrollment; Changes: Record holders of common stock may enroll in the Plan by signing and mailing an authorization card to:

Greater Community Bancorp
Dividend Reinvestment Agent
10 Commerce Drive
Cranford, New Jersey 07016

Plan participants may also use authorization cards from time to time to change their election with respect to the portion of the cash dividends (i.e., all or 1/2) which are to be automatically invested in additional shares of common stock.  Authorization cards used for this purpose must also be signed and mailed to the above address.

Authorization cards may be obtained by writing to the Agent at the above address.

Additional Information:  For Dividend Reinvestment Plan information, please call the Agent, Registrar & Transfer Company, at 800-368-5948.

EXPERTS

The consolidated financial statements of Bancorp and its subsidiaries as of December  31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and Bancorp’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, appearing in Bancorp's annual report on Form 10-K for the year ended December 31, 2006, which are incorporated by reference in this prospectus, have been audited by McGladrey & Pullen, LLP, independent registered public accounting firm, whose reports are incorporated by reference in this prospectus and given upon their authority as experts in accounting and auditing.

LEGAL OPINION

The legality of the shares of common stock offered hereby will be passed upon for Bancorp by Quarles & Brady LLP, 411 East Wisconsin Avenue, Suite 2040, Milwaukee, Wisconsin, 53202-4497.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents that Bancorp has previously filed with the Securities and Exchange Commission (the "SEC") under Commission File No. 0-14294 are incorporated by reference into this Registration Statement:

1.	Annual Report on Form 10-K for the year ended December 31, 2006.

2.	Current Reports on Form 8-K filed on January 18, 2007, February 23, 2007 and March 21, 2007.

3.	The description of the common stock contained in Bancorp's Registration Statement under the Exchange Act on Form 8-A, effective March 20, 1986.

Bancorp has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933 ("Securities Act") with respect to the common stock offered hereby.  This prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.  For further information pertaining to Bancorp's common stock and related matters, reference is made to such Registration Statement, including the exhibits incorporated therein by reference or filed as a part thereof.

Bancorp also incorporates by reference herein all documents that Bancorp files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.  All such documents shall be deemed to be a part hereof from their filing dates. Copies of these documents will not be filed with this Registration Statement.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

Upon the written or oral request of any person to whom this prospectus is delivered, Bancorp will provide to such person without cost a copy of any or all documents incorporated herein by reference, including exhibits to such documents.  Written requests for such documents should be addressed to Corporate Secretary, Greater Community Bancorp, P.O. Box 269, 55 Union Boulevard, Totowa, New Jersey 07511-0269.  Telephone requests may be addressed to Jeannette Chardavoyne, Corporate Secretary, 973-942-1111.  E-mail requests can be sent to info@greatercommunity.com.

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AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as Greater Community Bancorp, that file electronically with the SEC.  The address of that site is www.sec.gov.

In addition, you can read and copy this information at the regional offices of the SEC located at 233 Broadway, New York, New York 10279, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  You can also inspect reports, proxy and information statements, and other information about us at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

We maintain an Internet site that contains information about us.  The address of that site is www.greatercommunity.com.  Information on our website does not constitute part of this prospectus.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 14A:3-5 of the New Jersey Business Corporation Act makes provision for the indemnification by Bancorp of past and current directors and officers against liabilities and expenses under certain circumstances.  Bancorp's Certificate of Incorporation provides for it to indemnify directors and officers to the fullest extent permitted by law.

Bancorp has purchased insurance policies which will pay on behalf of any of its directors or officers any loss (within limits and subject to applicable deductible provisions under such policies) arising out of certain claims made against such person by reason of any wrongful act taken, omitted or attempted by such person in such person's capacity as a director or officer, including, among other things, any misleading statement or omission or other matter claimed against such person solely by reason by such person's being a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bancorp pursuant to the foregoing provisions, or otherwise, Bancorp has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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GREATER COMMUNITY BANCORP

DIVIDEND REINVESTMENT PLAN
AND STOCK PURCHASE PLAN

PROSPECTUS

April 6, 2007

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PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

Securities and Exchange Commission Registration Fee	$315
Printing, engraving and reproduction	2,000
Plan administration fees and expenses (2)	3,000
Legal fees and expenses	10,000
Accounting fees and expenses	3,500
Miscellaneous	1,000
Total Expenses	$19,815

(1)  All of the foregoing, except the SEC registration fee, are estimates.

(2)  Represents estimated expenses of administering the Plan for one year.

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION STATUTORY PROVISIONS. The New Jersey Business Corporation Act empowers a corporation to indemnify a "corporate agent" against his expenses and liabilities in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful.  For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.  However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding.  If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification.  In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

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COMPANY BYLAWS PROVISIONS.  In accordance with the foregoing provisions of the New Jersey Business Corporation Act, Article VI of the Company's Bylaws provides as follows:

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)           Proceedings by Others. Provided a specific determination has been made as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation, or the legal representative of any such Director or officer, against reasonable costs, disbursements, and expenses, reasonable counsel fees, and amounts paid or incurred in satisfaction of settlements,  judgments, fines and penalties, in connection with any proceeding involving such Director or officer by reason of his being or having been such a Director or officer, other than a proceeding by or in the right of the Corporation, if
(i)           such Director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and
(ii)           with respect to any criminal proceeding, such Director or officer had no reasonable cause to believe his conduct was unlawful.

The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such Director or officer did not meet the applicable standards of conduct set forth in subparagraphs (i) and (ii) hereof.  No indemnification called for by this paragraph shall be made by the Corporation unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth in subparagraph (i) and, if applicable (ii) of this paragraph (a). Such determination shall be made

(1)           by the Board of Directors acting by a quorum of Directors who were not parties to the proceeding; or
(2)           if such a quorum is not obtainable, or, even if obtainable and a quorum of the disinterested Directors so directs, by independent legal counsel in a written opinion; or
(3)           by its Shareholders.

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(b)           Proceedings by Corporation. Provided a specific determination has been made, or court order entered, as set forth below, the Corporation shall indemnify any person who is or was a Director or officer of the Corporation against his reasonable costs, disbursements and counsel fees in connection with any proceeding by or in the right of the Corporation to procure a judgment in its favor which involves such Director or officer by reason of his being or having been such Director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.  However, in no such proceeding shall indemnification be provided in respect of any claim, issue or matter as to which such Director or officer shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, in view of all circumstances of the case such Director or officer is fairly and reasonably entitled to indemnity for such reasonable costs, disbursements and counsel fees as the court shall deem proper.  No indemnification called for by this paragraph shall be made by the Corporation unless ordered by a court, or unless authorized in the specific case upon a determination that indemnification is proper in the circumstances because the Director or officer met the standard of conduct set forth above in this paragraph (b).  Such determination shall be made in one of three (3) manners referred to in the last sentence of paragraph (a) of this Article.

(c)           Required Indemnification.  Notwithstanding the requirements of paragraphs (a) and (b) for a determination that indemnification is proper in a specific case, the Corporation shall in all cases indemnify any person who is or was a Director or officer of the Corporation against reasonable costs, disbursements and counsel fees to the extent that such Director or officer has been successful on the merits or otherwise in any proceeding referred to in paragraphs (a) and (b) of this Article or in defense of any claim, issue or matter therein.

(d)           Advance Payment of Expenses Permitted.  Reasonable costs, disbursements and counsel fees incurred by a Director or officer of the Corporation in connection with a proceeding may be paid by the Corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided in this Article.

(e)           Proceeding Defined.  As used in this Article VI, the term "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

(f)           Provisions not Exclusive.  The indemnification provided by this Article shall be in addition to, and not exclusive of, any other rights to which a Director or officer, or any rights to which an employee or agent, of the Corporation may be entitled under the laws of the State of New Jersey or under any agreement, vote of shareholders, or otherwise.

Table of Conents

EXCULPATION PROVISION IN COMPANY'S CERTIFICATE OF INCORPORATION.  Article 7 of the Company's certificate of incorporation provides as follows:

7.           A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its stockholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.  Any repeal or modification of this Article by the stockholders of the corporation or otherwise shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the Company adopted this provision.

Item 16. EXHIBITS

An Exhibit Index has been filed as part of this Registration Statement on page EI-1.  Such Exhibit Index is incorporated herein by reference.

Item 17. UNDERTAKINGS

The Undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Totowa, State of New Jersey, on April 6, 2007.

GREATER COMMUNITY BANCORP

By:	/s/ ANTHONY M. BRUNO, JR.
Anthony M. Bruno, Jr.
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 6th day of April, 2007 by the following persons in the capacities indicated.

Signatures	Titles

/s/ ANTHONY M. BRUNO, JR.
Anthony M. Bruno, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ STEPHEN J. MAUGER
Stephen J. Mauger	Senior Vice President, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ M.A. BRAMANTE
M.A. Bramante	Director

/s/ ROBERT C. SOLDOVERI
Robert C. Soldoveri	Director

/s/ ALFRED R. URBANO
Alfred R. Urbano	Director

/s/ CHARLES J. VOLPE
Charles J. Volpe	Director

/s/ WILLIAM T. FERGUSON
William T. Ferguson	Director

/s/ ANGELO J. GENOVA
Angelo J. Genova	Director

/s/ DAVID WALDMAN
David Waldman	Director

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EXHIBIT INDEX

The documents listed below are being filed as exhibits to this Registration Statement on Form S-3.

Number	Title

4.1	Restated Certificate of Incorporation of Bancorp (incorporated by reference to Exhibit 3.4 to Form 10-QSB for the quarter ended June 30, 1998 filed on August 14, 1998).

4.2	Bylaws of Bancorp as amended and restated effective November 21, 2006 (incorporated by reference to Exhibit 3.3 to Form 8-K filed on November 22, 2006).

5.1	Opinion of Quarles & Brady LLP as to the legality of the securities being registered.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Quarles & Brady LLP (included in Exhibit 5.1).

99.1	Dividend Reinvestment Plan and Stock Purchase Plan of Greater Community Bancorp, as amended.

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